EXHIBIT 99.1

Signal Genetics Highlights Recent Achievements and Reports Third Quarter 2015 Financial Results

Record Volume of MyPRS(R) Tests Sold, Increasing 82% Year-Over-Year, to Customers Outside of the University of Arkansas for Medical Sciences (UAMS)

CARLSBAD, Calif., Nov. 12, 2015 (GLOBE NEWSWIRE) -- Signal Genetics, Inc. (NASDAQ:SGNL) (Signal or the Company), a commercial stage, molecular genetics diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer, today reported recent achievements and financial results for the third quarter ended September 30, 2015.

Recent Highlights

  Clinical utility of MyPRS® demonstrated in a peer-reviewed paper published in Leukemia
  Expanded reimbursement of MyPRS® with additional Preferred Provider Organization (PPO) Agreements
  Record volume of MyPRS® tests sold to hospitals and direct billed customers outside of UAMS during the third quarter, increasing 82% year-over-year and 45% sequential quarter-over-quarter
  Granted first European patent for MyPRS®
  Announced Master Service Agreement with major biopharmaceutical client, the second pharmaceutical company added during 2015
  Appointed Richard Bender, MD, FACP as Chief Medical Officer
  Entered into a sponsored research agreement in multiple myeloma (MM) with Moffitt Cancer Center
  Raised net proceeds of $4 million with the placement of equity through an "at-the-market" (ATM) offering; due to the size of our public float, the current ATM program has been completed

Samuel D. Riccitelli, Signal's President and Chief Executive Officer, commented, "During the quarter we continued to execute our business plan and position the Company for long-term growth. As we have emphasized, our development strategy consists of growing sales in hospitals outside of the University of Arkansas for Medical Sciences (UAMS), establishing strategic pharmaceutical partnerships, expanding health insurance providers' reimbursement of MyPRS®, and further collaborating with leading academic centers to expand our research into the clinical utility of our proprietary assay. These are key cornerstones to growing Signal into a successful business, and we are pleased to have made significant progress with regards to each of these goals over the past several months.

"Additionally, of great significance to the Company is the recent publication of a peer-reviewed paper in the journal Leukemia which, based on a study of data from over 1,200 patients, highlights the need for MyPRS® in everyday clinical use by physicians in the care of patients with multiple myeloma. The clear demonstration of how MyPRS® can improve clinical decisions for MM patients supports our strong belief in the need for our genetic test and why it should be recognized as a standard of care by physicians and payors."

Mr. Riccitelli continued, "Looking ahead, we are excited about the future for Signal. We are creating further awareness of the need for our MyPRS® assay and the benefits it offers patients and physicians in the management of multiple myeloma. At the same time, we are seeking to further explore our technology and its use in other indications as we work toward growing our revenue potential. To that end, during the quarter, we strategically used the ATM that we had in place to raise net proceeds of approximately $4 million through the placement of additional shares of our common stock. This additional capital will support our ongoing growth initiatives and provide the Company with a cash runway for the next 12 to 15 months. With a strengthened balance sheet and a strong team in place, we believe the long-term prospects for the Company are very attractive."

Third Quarter 2015 Financial Results

Tests billed for U.S. hospitals and other direct billed customers outside of UAMS increased for the third quarter of 2015 to 271, or 82%, over the third quarter of 2014 reflecting the continued execution of Signal's long-term strategy. The Company expects its expanded sales and marketing efforts and corresponding increase in new hospital customers to continue to fuel this upward trend.

Total tests billed to all customers for the third quarter of 2015 decreased 62% to 447 when compared to total tests billed during the third quarter of 2014. The decrease is attributable to the decrease in the number of tests billed for UAMS research and clinical patients. Signal expects continued declining revenue from the UAMS research programs due to a reduction in research funds available at UAMS.

Net revenue for the third quarter of 2015 decreased to $501,000, or 61%, compared to $1.3 million during the third quarter of 2014. The decrease is primarily attributable to the aforementioned decline in tests sourced from UAMS and a reduction in reimbursement estimates used to calculate revenue for billings to non-contracted insurance payors. The latter is a more conservative posture based on Signal's collection experiences and an increase in the number of new non-contracted payors with whom the Company has no payment history.

Cost of revenue for the third quarter of 2015 was $577,000 compared to $900,000 during the third quarter of 2014. This decrease was attributable to a decrease in both assigned laboratory personnel and laboratory supply costs, a reflection of lower overall test volumes.

Research and development expenses totaled approximately $253,000 for the third quarter of 2015 compared to approximately $105,000 during the third quarter of 2014. The increase in research and development was primarily attributable to increased costs associated with labor, materials, and supplies for the Company's internal and sponsored research programs.

Selling and marketing expenses were $796,000 for the third quarter of 2015 compared to $169,000 during the third quarter of 2014. The increase in selling and marketing expenses was primarily attributable to personnel costs associated with the expansion of the Company's sales and marketing function and establishing managed care, commercial and business development functions.

General and administrative expenses were $2.0 million for the third quarter of 2015 compared to $1.8 million during the third quarter of 2014. The increase in general and administrative expenses was primarily attributable to increased personnel costs related to the hiring of accounting, internal billing, information technology and administrative staff.

Basic and diluted net loss per common share for the quarter ended September 30, 2015 was approximately $(0.39) per share based on 8,125,133 weighted-average shares outstanding. Basic and diluted net loss per common share for the quarter ended September 30, 2014 was approximately $(0.40) per share based on 4,062,487 weighted-average shares outstanding.

As of September 30, 2015, the Company had cash and cash equivalents of $12.1 million and working capital of $11.5 million. During the quarter, the Company sold 2,734,983 shares of common stock pursuant to its shelf registration filed on July 10, 2015. Shares were sold under a sales agreement with Cantor Fitzgerald & Co. through an ATM program, from which the Company received net cash proceeds of $4.0 million. Due to the size of our public float, the current ATM program has been completed, unless and until our public float increases.

About Signal Genetics, Inc.

Signal Genetics, Inc., headquartered in Carlsbad, California, is a commercial stage, molecular diagnostic company focused on providing innovative diagnostic services that help physicians make better-informed decisions concerning the care of their patients suffering from cancer. Signal's mission is to develop, validate and deliver innovative diagnostic services that enable better patient-care decisions. Signal was founded in January 2010 and became the exclusive licensee in its licensed field to the renowned research on multiple myeloma performed at the University of Arkansas for Medical Sciences, in April 2010.

Safe Harbor Statement

This press release contains "forward-looking" statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words "may," "will," "expect," "anticipate," "estimate," "project," "would," "could" or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding our ability to achieve profitability and to penetrate the market opportunity that we believe exists for our prognostic genetic test. Such forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to differ materially from those discussed here, such as our ability to obtain adequate coverage and reimbursement for our tests from third party payors, our ability to obtain necessary regulatory clearances and approvals, the ability of our tests to keep pace with rapid advances in technology, medicine and science, and our ability to execute our marketing strategy and gain acceptance in the market, along with those other risks and uncertainties detailed in our SEC filings, and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date this release and we assume no obligation to update or revise these statements unless otherwise required by law.

SIGNAL GENETICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value data)

	September 30,	December 31,
	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$12,124	$5,119
Accounts receivable, net	547	1,088
Inventory	364	179
Prepaid expenses and other current assets	570	399
Total current assets	13,605	6,785
Property and equipment, net	1,177	1,214
Deferred offering costs	—	47
Security deposits	15	43
Total assets	$14,797	$8,089
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$195	$255
Accrued liabilities	713	361
Note payable – related party	1,105	—
Amounts due to related party	—	1,045
Lease termination/abandonment payable - current portion	—	248
Other current liabilities	101	80
Total current liabilities	2,114	1,989
Other noncurrent liabilities	50	109
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding at September 30, 2015 or December 31, 2014	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized, 10,635,454 and 3,782,629 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	106	38
Additional paid in capital	27,515	12,593
Accumulated deficit	(14,988)	(6,640)
Total stockholders' equity	12,633	5,991
Total liabilities and stockholders' equity	$14,797	$8,089

SIGNAL GENETICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net revenue	$501	$1,301	$1,879	$3,665
Operating expenses:
Cost of revenue	577	900	2,016	2,585
Selling and marketing	796	169	1,804	301
Research and development	253	105	546	267
General and administrative	2,003	1,760	5,743	5,123
Total operating expenses	3,629	2,934	10,109	8,276
Loss from operations	(3,128)	(1,633)	(8,230)	(4,611)
Interest expense	(24)	(4)	(118)	(1,021)
Net loss attributable to stockholders of Signal Genetics, Inc.	(3,152)	(1,637)	(8,348)	(4,382)
Net loss attributable to members of Signal Genetics LLC		—		(1,250)
Net loss attributable to stockholders of Signal Genetics, Inc./members of Signal Genetics LLC	$ (3,152)	$ (1,637)	$ (8,348)	$ (5,632)
Net loss per common share, basic and diluted	$ (0.39)	$ (0.40)	$ (1.15)	$ (3.41)
Weighted-average number of shares outstanding, basic and diluted	8,125,133	4,062,487	7,234,628	1,652,647

SIGNAL GENETICS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended
	September 30,
	2015	2014
OPERATING ACTIVITIES
Net loss	$ (8,348)	$ (5,632)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock compensation	2,258	3,578
Depreciation and amortization	137	106
Noncash interest on note payable – related party	110	1,008
Lease termination	—	46
Changes in operating assets and liabilities:
Accounts receivable	541	(556)
Inventory	(185)	125
Prepaid expenses and other current assets	(171)	10
Accounts payable and other current liabilities	307	404
Lease termination/abandonment payable	(248)	(305)
Net cash used in operating activities	(5,599)	(1,216)
INVESTING ACTIVITIES
Purchases of property and equipment	(100)	(4)
(Increase) decrease in security deposit on lease	28	(9)
Net cash used in investing activities	(72)	(13)
FINANCING ACTIVITIES
Proceeds from issuance of common stock, net of costs to issue	13,095	6,644
Proceeds from issuance of note payable/amounts due to related party	—	795
Shares repurchased to satisfy tax withholding obligation for restricted stock awards	(363)	—
Repayment of capital lease obligation and note payable	(56)	(31)
Net cash provided by financing activities	12,676	7,408
Net increase in cash	7,005	6,179
Cash and cash equivalents, beginning of period	5,119	209
Cash and cash equivalents, end of period	$12,124	$6,388
CONTACT: INVESTOR CONTACT:
         The Ruth Group
         David Burke
         Tel: 646-536-7009
         dburke@theruthgroup.com